Exhibit 19.1

Policy Regarding Trading in Company Securities

This Policy is adopted by the Board of Directors of The Greenbrier Companies, Inc. (“Greenbrier” or the “Company”). It governs all transactions, including purchases, sales, gifts and other transfers, in Company Common Stock or other securities of the Company, whether debt or equity, including 144A-traded securities, as well as any derivative securities such as put and call options, swaps, warrants, convertible debentures, and debt securities (collectively, “Company Securities”) by persons subject to this Policy.

Overview

It is a violation of federal securities laws for any person to buy or sell securities if he or she is in possession of material inside information. Information is material if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision. It is inside information if it has not been publicly disclosed in a manner making it available to investors generally on a broad-based non-exclusionary basis. Furthermore, it is illegal for any person in possession of material inside information to provide other people with such information or to recommend that they buy or sell the securities. (This is called “tipping.”)

Persons Subject to the Policy

This Policy applies to all domestic and foreign employees, officers, directors and consultants of the Company and its subsidiaries, their family members and others living in their households, and entities whose transactions in securities they direct, influence or control. Each employee, officer, director and consultant is responsible for assuring that his or her family members, others in his or her personal household, and any entities whose transactions in securities he or she directs, influences or controls, comply with the Policy.

Investments in Company Securities Generally

The Company encourages investments by its employees, officers, directors and consultants in Company Securities. The Company believes any such investments should be for long-term holding and not for short-term speculation. This Policy is intended to further these objectives by helping to assure that such investments comply with relevant legal and ethical principles.

No Unauthorized Use or Disclosure of Inside Information

No officer, director, employee or consultant of the Company or any of its subsidiaries who has material inside information of the Company may buy, sell or otherwise transact in Company Securities. No such person should disclose inside information to anyone, except to persons within the Company whose positions require them to know. Unauthorized disclosure outside the Company of material inside information, even without buying or selling Company Securities, will violate this Policy and may violate securities laws.

Definition of Material Inside Information

Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, sell or hold Company Securities or would view the information as altering the total mix of information in the marketplace, or if it is likely to affect the price of any Company Securities. Common examples of information that may be material include:

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Projections of future earnings or losses, or other earnings guidance,
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Actual earnings that are inconsistent with consensus expectations of the investment community,
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Significant pending mergers or acquisitions or dispositions of significant assets,
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Changes in senior management,
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Major events regarding Company Securities, including adoption of stock repurchase programs,
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Severe financial or liquidity problems,
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Actual or threatened major litigation, or the resolution of such litigation,
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Changes in dividend policy or practice, and
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The gain or loss of new major contracts, orders, suppliers, customers or finance sources.

Both positive and negative information can be material. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions concerning the materiality of particular information should often be resolved in favor of a finding of materiality and trading avoided prior to public disclosure of the information.

“Inside” information generally refers to information concerning the Company’s financial condition, profits or losses, or business prospects that has not yet been disclosed to the public. Inside information does not lose its “nonpublic” status as soon as it is disclosed. Information is considered to be “public” only when it has been broadly released to the marketplace (such as by press release or SEC filing) and the investing public has had time to absorb the information fully. As a general rule under this Policy, information is considered nonpublic until the third business day following its release.

The Company has established procedures for disseminating information to the financial press. If you have questions concerning disclosure, contact the Vice President, Corporate Finance and Treasurer, or Senior Vice President and Chief Financial Officer, at (503) 684-7000.

Tipping Information to Others

Regardless of whether material inside information is proprietary information about the Company or information that could have an impact on the price of Company Securities, you must not pass it on to outsiders. As noted above, the penalties for “tipping” another person who violates the law also apply to the tipper, regardless of whether the tipper benefits from the other person’s actions.

Inside Information Regarding Other Companies

This Policy also prohibits any officer, director, employee or consultant from transacting in the securities of any other company on the basis of material non-public information about that company that is obtained as a result of his or her affiliation with Greenbrier. Each such person should treat this information with the same degree of care required to adequately protect information about the Company.

Short Sales, Hedging, “Puts,” “Calls” and Other Options

In order to avoid any appearance of speculation in the Company’s Securities, no employee, officer, director or consultant of the Company or any of its subsidiaries may engage in short sales (sales of securities that are not then owned), purchase or sell “puts” or “calls” on Company Common Stock or otherwise trade in or write options on Company Securities at any time or enter into hedging or monetization transactions regarding Company Securities including, but not limited to, prepaid variable forward contracts, zero-cost collars, equity swaps or exchange funds.

Margin Accounts and Pledges

No director or executive officer may hold Company Common Stock in a margin account or pledge Company Common Stock as collateral for a loan, except where the director or executive officer wishing to pledge Company Common Stock as collateral for a loan (not including margin debt) obtains clearance in advance of the proposed transaction from the Chair of the Board of Directors and the Chief Executive Officer.

Special Rules for Company Insiders

In addition to the general rules set forth above, special rules apply to Company personnel who, because of their specific job duties, may have more access to inside information or a greater potential for unintentional misuse of inside information. These persons will be designated as “Company Insiders” from time to time and will be notified of that status. Others may be added to the list of Company Insiders on an ad hoc basis from time to time by the officers administering this Policy.

Company Insiders may transact in Company Securities only during quarterly “window periods.” These “window periods” will begin on the third business day following public announcement of annual or quarterly financial results for the most recently completed fiscal period and end fourteen days prior to the end of the Company’s next fiscal quarter. Additionally, there may be other times pending release to the public of “material” information when Company Insiders are prohibited from any trading, gifting or otherwise transacting in Company Securities. Accordingly, the “window periods” may be closed or suspended by the Chief Executive Officer or other senior officer of the Company when, in his or her judgment, trading in Company Securities would be inappropriate.

In addition to observing the “window periods,” Company Insiders are required to clear all transactions in Company Securities in advance with the Chief Legal Officer or Chief Financial Officer (each, a “Compliance Officer”). The Company has designated two Compliance Officers as a convenience to Company Insiders in the event that one or the other is unavailable. Company Insiders need not obtain the approval of both Compliance Officers before trading, but each Compliance Officer must clear his or her trades with the other. A Compliance Officer may determine that no sales may occur even during a window period. This Policy requires that the Company maintain a written record of all trade clearances.

Personal Responsibility

Compliance with the special rules for Company Insiders is not a substitute for compliance with the overall Policy prohibiting any trading in Company Securities by persons who possess material inside information. Even during “window periods,” when trading would otherwise be permitted, persons in possession of material inside information may not buy or sell Company Securities. You are ultimately responsible for adhering to this Policy and avoiding improper trading.

Stock Incentive Plans

The restrictions on the transactions in Company Securities, and the requirement that Company Insiders pre-clear transactions in Company Securities, apply to any sale of Company Common Stock acquired under Stock Incentive Plans.

Specifically, the trading restrictions under this Policy do not apply to the grant or award of stock options, restricted stock units, restricted stock or stock appreciation rights issued or offered by the Company. Similarly, the trading restrictions under this Policy also do not apply to the vesting, cancellation or forfeiture of stock options, restricted stock units, restricted stock or stock appreciation rights in accordance with applicable plans and agreements. The trading restrictions do apply, however, to any subsequent sales of any such Company Securities or Company Common Stock underlying such securities and any other market sale for the purpose of generating the cash needed to pay withholding taxes related to the settlement of restricted stock units or stock option exercises.

The trading restrictions in this Policy do not apply to elections with respect to participation in the Company’s employee stock purchase plan or to purchases of securities under the plan. However, the trading restrictions do apply to any subsequent sales of any such securities acquired therefrom.1

Rule 10b5-1 Trading Plans

This Policy also does not apply to transactions in Company Securities under the terms of an SEC Rule 10b5-1 trading plan which has been approved by a Compliance Officer after consultation with Company counsel. Company Insiders may not enter into, modify, amend or terminate a 10b5-1 trading plan relating to Company Securities without the prior approval of a Compliance Officer, which will only be given during a window period.

Reporting on SEC Forms 3, 4 and 5

Members of the Board of Directors and Company officers designated from time to time by the Board as “executive officers” for purposes of Section 16 of the Securities Exchange Act of 1934 will, among other responsibilities, be required to timely complete and file with the SEC reports on Forms 3, 4 and 5.2 Responsibility for filing such reports is with the individual director or “executive officer.” However, the Company will endeavor to assist directors and “executive officers” in completing and filing required reports. To aid in this process, and in addition to, and not in substitution for, other requirements of law and this Policy, each director and “executive officer” is required to notify the Company of his or her intent to execute a transaction in the Company’s stock, including a gift of Company Securities, at least 24 hours before such transaction is to be consummated.

Enforcement of This Policy

Violation of this Policy may result in substantial civil liability for damages or criminal penalties. Violation of this Policy may also result in disciplinary action by the Company, including, in appropriate circumstances, termination of employment.

2 An initial report on Form 3 must be filed by every executive officer within 10 days after election or appointment disclosing all equity securities of the Company beneficially owned by the reporting person on the date he or she became an executive officer. Any subsequent change in the nature or amount of beneficial ownership by the executive officer must be reported on Form 4 and filed by the end of the second business day following the date of the transaction.

Certification by Insiders

Company Insiders must annually certify their understanding of, and intent to comply with, this Policy on the attached form, but are bound by the Policy whether or not they execute and return the certification.

Company Assistance

Questions regarding this Policy or its application to any proposed transaction should be addressed to the Chief Legal Officer or Chief Financial Officer. Do not try to resolve uncertainties on your own as the rules relating to insider trading are often complex, not always intuitive and carry severe consequences.

Policy last amended by the Board in April 2024.

Policy last reviewed by the Governance Committee and Board in April 2024.

CERTIFICATION

I certify that (a) I have received, read, and understand the Policy Regarding Trading in Company Securities, and related procedures, copies of which were distributed with this certificate, and (b) I have complied, and will continue to comply, with the Policy as a condition of employment or association with the Company.

Signature: _____________________________

Name: ________________________________

Date: _________________________________